HOMESTREET BANK
CORPORATE OPERATIONS ANNUAL PERFORMANCE-BASED
Master Incentive Compensation Plan
Annual Incentive Plan (AIP)

Effective as of: January 1, 2022

HomeStreet Bank (the “Company”) provides incentive opportunities for eligible employees through the use of a Performance-Based Annual Incentive Plan compensation plan (the “Plan”). This Plan will provide an incentive award based upon attainment of specified Corporate and Plan Participant annual goals that are aligned to support the interests of the Company and to encourage ongoing employment with the Company. The Plan will be administered in a manner that is consistent with all applicable laws and regulations and in accordance with Company policies and standards.

PARTICIPATION AND ELIGIBILITY

Participation in the Plan is limited to HomeStreet employees (“Plan Participant”) who have been notified in writing by the Company that this Plan is part of their compensation, beginning on the Effective Date set forth in the written notification. Any subsequent revisions or addenda to the Plan shall be in writing and signed by the Company and the Plan Participant (a “Successor Document”) and shall be effective on the date stated therein. Additional eligibility requirements include the following:

•New employees must be employed before October 1 in a given Plan Year to be eligible to receive an incentive award related to performance in the Plan Year.
•Employees hired after September 30 will be eligible to participate in the Plan at the beginning of the next fiscal year (January 1).
•Employees who are ineligible to participate in the Plan and change positions during the year and become eligible to participate due to a change in position will receive an incentive award based on the Plan Participant’s wages earned during the year for the portion of the year for which they are eligible to participate.
•This document shall remain in effect for each Plan Participant until one of the following events occurs: termination of employment for any reason, the effective date of a Successor Document, Termination of the Plan, or the first day of the month following a change to a job status or position not eligible to participate in the Plan.
PLAN YEAR & PERFORMANCE PERIOD

The Plan operates on a calendar year (“Plan Year”), from January 1 through December 31, which is the same as the Performance Period. Incentive award payments covering the Performance Period will generally be made after Company financials have been audited and incentive award amounts have been reviewed by the Human Resource and Corporate Governance Committee (HRCG) of the Board of Directors. Incentive payments are made in accordance with state and federal law, and will typically be paid by the end of the first quarter of the calendar year following the end of the Plan Year.
PLAN DESIGN

The Plan design and incentive payment is based on Participant’s annual wage, Participant’s Target (stated as a percentage of annual eligible base wages), an Individual Performance component, plus either a Corporate Performance component or a Business Unit Performance component. 100% of the calculated bonus opportunity is balanced between Individual Performance and either Corporate or Business Unit Performance. After a Performance Plan Year, eligible base wages are multiplied by a Plan Participant’s Target to identify the Plan Year’s calculated bonus opportunity. Either of these components may be adjusted up or down based on the Company’s Performance, and the amount of incentive paid is determined at the sole and absolute discretion of the Company. Corporate Performance is a function of corporate performance criteria (see Exhibit 1) established each year by HRCG and Business Unit Performance is a function of each relevant Business Unit’s performance measured against that Business Unit’s goals for the Plan Year. All compensation to Plan Participants is subject to all required withholdings and deductions, including but not limited to, federal and state tax withholding, FICA, and Employee contributions to benefits.

EARNING INCENTIVE PAYMENTS

To fully earn any incentive payment, all of the following conditions must be met:

•Plan participants must not be on a Performance Improvement Plan at the time the incentive award is to be paid in order to earn an incentive award; otherwise, the incentive award will be neither earned nor paid.
•Plan Participant must be an active employee as of date of incentive award payments (See “Termination of Employment and Leaves of Absence” section for exceptions).
•If the Plan Participant’s conduct during the Plan Year or before incentive amount is paid is considered by the Company to be a violation of applicable laws or regulations, Plan Participant’s offer letter, department policies and standards or in violation of the Company’s professional or ethical standards as stated in the Company’s Code of Conduct, which may be found on the Company’s intranet site or with Human Resources, the Plan Participant will not be eligible to earn incentive pay under the Plan and will not receive incentive pay.
•The Plan Participant must be in full compliance with Company’s offer letter,
•All Reconciliation Adjustments and potential Reconciliation adjustments have been made, in accordance with the Plan.
•Any audit or examination of the Plan did not result in a determination that the Plan cannot be paid.

RECONCILIATION PROVISIONS FOR INCENTIVE ADJUSTMENTS

Reconciliation Adjustments may be made to amounts paid under the Plan under the following guidelines, to the fullest extent permitted under the Plan, and applicable laws and regulations. Incentive awards may be reduced or eliminated based on the following circumstances:
•Material loss or inaccurate financial information was used in determining or setting such incentive award.
•Participant’s activities posed imprudent risk to the Company.
•Plan Participant did not meet some or all of his/her annual performance goals.

For Plan Participants who are officers classified as Executive Vice President and above, the HRCG of the Board of Directors may reduce or eliminate an incentive award based on inaccurate information or the amount of loss resulting from the imprudent risk presented by the participant’s activities.

For Plan participants classified as Senior Vice President and below, the Chief Executive Officer or Business Unit Leader in coordination with Human Resources may reduce or eliminate an incentive award based on inaccurate information or the amount of loss resulting from the imprudent risk presented by the participant’s activities.

The reconciliation period will be based on a rolling three year look back. In other words, if at any time in the preceding three years, inaccurate information was used or participant’s activities posed imprudent risk to the Company, the Company may consider the incentive awards that should not have been paid in determining the amount of any current or future incentive awards.

CODE OF CONDUCT

Plan Participants must adhere to the terms of the Company’s offer letter, the Company’s Employee Code of Conduct, as well as all other Company, and where relevant, Single Family Lending department, policies and standards. The Company’s Employee Code of Business Conduct & Ethics Policy addresses, among other things, responsibilities for safeguarding confidential customer and bank information, ensuring the accuracy and integrity of all documents, providing strong internal controls over assets, exhibiting candor in dealing with auditors, examiners, and legal counsel, avoiding self-dealing and improper acceptance of gifts or favors, as well as conduct related specifically to department activities.

TERMINATION OF EMPLOYMENT AND LEAVES OF ABSENCE
A participant must be an active employee of the Company on the date the incentive award is paid. Active employee includes employees actively working as well as active and employees on an approved leave of absence.

In the event the Plan Participant is on a leave of absence as an active employee, the Company will pay to the Plan Participant the applicable incentive pay or compensation through the date of their effective date of leave of absence. The incentive will be paid at the same time as it is paid to other Plan Participants (typically by the end of the first quarter of the calendar year following the end of the Plan Year). All other Plan Participants are subject to the Participation and Eligibility rules as defined by this Plan.

DISPUTES

In the event that there is any dispute about the application of the Plan, the Plan participant should discuss such dispute with the Chief Executive Officer and the Director of Human Resources in order to resolve the matter. The Company maintains the discretion to interpret and implement the Plan in its sole and absolute discretion.

ARBITRATION
Plan Participants agree to arbitrate disputes related to the Plan in accordance with any separately or previously signed agreements to arbitrate employment disputes. Prior agreements to arbitrate employment disputes survive termination of prior Plan documents.

MISCELLANEOUS

Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

The Plan and all rights hereunder shall be governed by the laws of the State in which you regularly perform services for the Company, except to the extent preempted by federal law.

If any provision of this Plan is determined to be void or otherwise unenforceable, such determination shall not affect the validity of the remainder of this Plan. Waiver by either party of any breach of this Plan shall not operate or be construed as a waiver of any subsequent breach, or of the condition itself.

This Plan constitutes the entire Plan between the Company and the Plan Participant as to the subject matter hereof. No rights are granted to the Plan Participant by virtue of this Plan other than those specifically set forth herein.

This Plan replaces and supersedes any prior agreements or oral representations between the Plan Participant and the Company or any agent or employee of the Company concerning incentive-based compensation, except for any previously or subsequently signed agreement or portion of any agreement requiring the arbitration of employment disputes. The Plan may be amended, terminated, or suspended at any time upon written notice in the sole and absolute discretion of the Company, except with regard to Incentive Compensation that has been fully earned by the Plan Participant at the time of the notice. Notwithstanding any other documents or communications to the contrary, employment with the Company is terminable at will, meaning that either the employee or the Company may terminate employment at any time, for any reason, with or without cause and with or without prior notice.

PLAN DETAILED ADDENDUM (“PDA”)

The following information serves to define the calculations for any Annual Incentive Plan Participant with an assigned Target in their written PDA.

This PDA also defines the method to bring together all of the compensation Components listed below to arrive at a PDA Subtotal, which serves as the first component of the Annual Payment calculation for the Plan Participant.

INCENTIVE PAYMENT COMPENSATION KEY DEFINITIONS

•Participant Target Incentive - A Plan Participant’s assigned annual incentive percentage multiplied by Participant’s annual base salary payable upon completion of agreed upon goals.

•SMART Goals - Specific, Measurable, Agreed Upon, Realistic, and Time-Bound.

Calculation Method:
Plan Participant will receive (1) Base Compensation, and (2) Annual Performance-Based Incentive. Base Compensation will be paid with each bi-weekly payroll period and any Performance-Based Incentives will be paid annually. Both components will be paid in accordance with the Company’s regular payroll practices and applicable laws.

COMPENSATION COMPONENT #1-BASE COMPENSATION

•Concept: Plan Participants will receive Base Compensation paid each bi-weekly payroll period and will serve as the basis for the Incentive Payment Amount as part of the PDA calculation. Base Compensation is defined as actual amounts paid excluding bonus, commissions or any other incentive payments.

COMPENSATION COMPONENT #2- ANNUAL PERFORMANCE-BASED INCENTIVE

•Concept:
▪Performance-based payout designed to reward Plan Participants for supporting the Company in achieving its annual performance goals.
▪Personal performance measured by the SMART performance goals established during the plan performance year.
▪The corporate performance criteria are generally established at the beginning of each calendar year and are reviewed annually and approved by HRCG.
▪Final corporate achievement is dependent upon Company performance subject to the successful audit of year end financials.
•Incentive Payments: Calculated and generally paid by the end of the first quarter of the calendar year following the end of the Plan Year in accordance with the Company’s payroll policies, applicable laws and internal and external reviews and approvals.

•Calculation Method:

The establishment of Annual Incentive awards for the performance year are as follows:

◦Step 1 Determine Corporate Annual Performance Achievement - During the first quarter, following the Performance Plan Year, the Finance Department determines the Company’s goal achievement by comparing the Company’s financial results to corporate performance criteria set for that performance year. The weighting of the Company’s results for the incentive calculation is 50% for any employee whose plan contains the Corporate component with the exception of the CEO and CFO whose percentage is currently set at 80% though may be changed from time to time by determination of the Board of Directors. Corporate performance can be funded between 0% and 150% depending upon annual results. Once determined, the performance award will be presented to HRCG for approval. The Corporate component is awarded to participants based on Corporate performance and is not adjusted by individual managers.

◦Step 2 Determine Business Unit Annual Performance Achievement - During the first quarter, following the Performance Plan Year, each business unit determines their percentage goal achievement by comparing business results against pre-established goals. The weighting of the business unit results for the incentive calculation is 50% for any employee whose plan contains the Business Unit component unless exception is made for any Executive from time to time by determination of the Board of Directors.

◦Step 3 Determine Plan Participant Individual Annual Performance Achievement - HR will update the participant level data into the Annual Incentive Plan calculation tool and will notify managers that the data is available for their review. The tool will include the unalterable Corporate incentive payout amount for each Plan Participant, which is weighted 50% of the total incentive calculation unless the Board of Directors has made any adjustments as described above. In addition, the weighting of the Individual results for the incentive calculation is 50% for any employee whose plan contains the Business Unit component unless exception is made for any Executive from time to time by determination of the Board of Directors, and that amount is alterable and discretionary. The amount of the incentive payments are determined at the sole and absolute discretion of the Company. An example of the calculation for business unit and non-business unit calculation is shown below in Step 4.

◦Step 4 Plan Participant Incentive Calculation - Managers, having input from the Plan Participant’s Individual performance achievement, will recommend an award amount in the Annual Performance-Based Incentive Plan tool and notify HR that the final calculations are available. Human Resources reviews the recommended incentive payouts.

Example Full-Year AIP Incentive Paid at Target
Annual Base Earnings	100,000
AIP Level	10%
Target Incentive	10,000

AIP Calculation	Payout Factor		AIP Level		Weighting		Incentive Factor		Base Earnings		Earned Incentive
Corporate/BU	100%	X	10%	X	50%	=	5.0%	X	100,000	=	5,000
Individual	80%	X	10%	X	50%	=	4.0%	X	100,000	=	4,000
Total Payout											9,000

◦Step 5- Final Approval and Gross Payout- Human Resources prepares a final outlay of all incentive payouts, which must then be approved by HRCG before any awards are processed for payment.

HomeStreet Bank

By __________________________________________________ Date: _________________________

ACKNOWLEDGMENT

I have read and do understand and accept all of the terms of this Plan. I have received a copy of this Plan and the exhibits and other documents attached and referred to in this Plan document.

Employee Printed Name Signature Date

Exhibit 1

	Plan Funding Percentage
Corporate Measure	25th Percentile	50th Percentile	75th Percentile	Measure Weighting
Core ROA	50%	100%	150%	20%
Core ROTCE				30%
Efficiency				20%
NPA/TA				10%
Core Deposit Growth				20%

For the plan year 2022, the Corporate Annual Performance Achievement award will be based on actual results compared to the established Peer Group. The percentile achieved is based on comparison to the various percentiles of the Peer Group.
Achievement of a percentile in excess of the 75th percentile will result in an award for that measure of 150%. Achievement of a 50th percentile will result in an award for that measure of 100%. Achievement of a percentile less than the 25th percentile will result in an award for that measure of 0%. The award % for achievements between the 25th percentile and the 75th percentile will be based on an interpolation between the 25th percentile result and the 50th percentile result or the 50th percentile result and the 75th percentile result applied to the related funding percentage.
For 2022, the Peer Group consists of Washington Federal, Inc., First Interstate BancSystem, Inc. , Columbia Banking System, Inc. , Banner Corporation, CVB Financial Corp., Banc of California, Inc., TriCo Bancshares, Luther Burbank Corporation, Heritage Financial Corporation, Central Pacific Financial Corp., National Bank Holdings Corporation, First Foundation Inc. , Heritage Commerce Corp. Note, if the comparability of a peer company is significantly impacted by a merger, the company will be removed from the peer group.

EXHIBIT ACKNOWLEDGMENT

Employee Printed Name        Signature                    Date